Exhibit 99.1

[LOGO]
Heartland Financial USA, Inc.

FOR IMMEDIATE RELEASE


             HEARTLAND FINANCIAL USA, INC. ANNOUNCES
   FILING OF APPLICATION TO LIST ON THE NASDAQ NATIONAL MARKET

     (Dubuque, Iowa)--Heartland Financial USA, Inc. (HTLF - OTC
BB) announced today that it has filed an application with The Nasdaq Stock Market, Inc. to make its common stock eligible for quotation on the Nasdaq National Market System. The application process is expected to be completed in the second quarter. Once the application is approved by Nasdaq, the Company anticipates that its common stock will continue to be quoted under the symbol "HTLF".

     Heartland is a $1.8-billion financial services company with six banks in Iowa, Illinois, Wisconsin and New Mexico. Other subsidiaries include: ULTEA, Inc., a fleet leasing company with offices in Madison and Milwaukee, Wisconsin; and Citizens Finance Co., a consumer finance company operating in Iowa, Wisconsin and Illinois.

For additional information, please contact Mr. John K. Schmidt,
Executive Vice President and Chief Financial Officer, at (563)
589-1994.


                              ####

Special Note Concerning Forward-Looking Statements

     This   document   (including  information  incorporated   by
reference) contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

     A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of future terrorist actions or threats or acts of war and the response of the United States to any such attacks or threats;
(iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business;
(iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers;
(vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and
(xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.